Exhibit 99.1

NEWS RELEASE

Investor Contact:	Doug Sherk, EVC Group, (415) 896-6820
Matthew Selinger, EVC Group (415) 896-6817
Media Contact:	Steve DiMattia, EVC Group, (646) 201-5445

SONUS PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

Company Continues Efforts to Maximize Shareholder Value

Conference Call to be Held Today at 1:30 P.M. PT/4:30 P.M. ET

BOTHELL, WA—March 5, 2008—Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) today reported financial results for fourth quarter and year end 2007.  In addition, the Company provided an update on its ongoing operations and strategic initiatives. The Company will host a conference call today at 1:30 P.M. PT/4:30 P.M. ET.

“Our management team continues to focus on strategies to broaden and deepen our pipeline of clinical drug candidates and we have made progress towards this goal,” said Michael A. Martino, President and Chief Executive Officer of Sonus Pharmaceuticals.  “On the product development front, our Phase 1 study of our lead candidate, SN2310 is ongoing at two U.S. centers.  We continue to believe that SN2310 has the potential to provide improved anti-tumor activity and/or better tolerability in the treatment of solid tumors as compared with other approved camptothecins.  As part of our Phase 2 development plan for SN2310, we recently met with a clinical advisory panel to review preclinical and clinical data available to date and received productive feedback on future development options.  As a result of this feedback, the Phase 2 plans for SN2310 are being developed in parallel with ongoing enrollment in the Phase 1 trial and remaining preclinical work.  It is our intent to be prepared to start the Phase 2 trial by year-end,” said Mr. Martino.

 “In parallel, we continue to explore external strategic initiatives, including company transactions and in-licensing opportunities, as a means to acquire clinical-stage assets.  To date, we have reviewed a large number of opportunities and have undertaken due diligence on several of these. Our efforts have been centered in oncology, and we are considering both large and small molecules. We are open to in-licensing of stand-alone assets as well as a merger with another public or private company.  We have identified and are considering opportunities in the US as well as other countries.  It would be premature and inappropriate to speculate on transactions of any type until they are completed.  However, I think that the process to-date has yielded a number of

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attractive and doable alternatives, and we will continue to work hard to execute one or more transactions to achieve our operating goal of broadening and deepening our pipeline of clinical stage drug candidates as a means to increasing value.  I look forward to discussing material progress on these efforts at the appropriate time.

“Additionally, we have ongoing discovery efforts in two small molecule oncology programs,” continued Mr. Martino.  “One program is focused on prodrugs of existing small molecules where the novel prodrug is designed to provide improved patient outcomes and convenience.  The second program is focused on novel small molecules where there is an opportunity to improve clinical shortcomings of existing approved compounds.  While these programs have little impact on our cash burn, they have the potential to create significant shareholder value in the longer term.”

As of December 31, 2007, cash and investments totaled $34 million and the Company’s cash and investments position as of February 29, 2008 was estimated to be approximately $29 million.  Based on current operations, the Company believes it has sufficient cash to fund operations into the third quarter of 2009.

“Our existing cash will fund the programs we’ve outlined today into Q3 2009.  Our management philosophy has always been to constantly evaluate and adjust the use of available cash against progress on program objectives and the achievement of meaningful milestones that would allow us to raise additional capital.  We will continue to manage the business according to this philosophy and will make appropriate decisions given progress on programs, our remaining cash and our ability to raise capital” concluded Martino.

Fourth Quarter 2007 Financial Results

For the fourth quarter of 2007, Sonus reported a net income of $1.9 million, or $0.05 per share, compared to a net loss of ($7.0) million, or ($0.19) per share, in the fourth quarter of 2006.  The net income in the fourth quarter of 2007 is the result of higher collaboration revenue combined with lower research and development expenses.  The collaboration revenue from Bayer Schering is higher due to recognition of the remainder of deferred revenue related to an upfront licensing fee offset by lower collaboration revenue from reimbursed expenses.  Research and development expenses are lower due to early termination of the Phase 3 clinical trial for TOCOSOL® Paclitaxel.

For the full year 2007, the Company reported a net loss of ($13.1) million, or ($0.35) per share, compared with a net loss of ($23.6) million, or ($0.68) per share, in the same period of 2006.  The lower net loss for 2007 is primarily due to reduced expenses related to the Phase 3 pivotal trial for TOCOSOL Paclitaxel and reduced manufacturing costs.  For the full year of 2007, the Company recognized $20.1 million in revenue under its collaboration agreement with Bayer Schering, including $9.1 million from reimbursable expenses for work related to the development of TOCOSOL Paclitaxel and $11.0 million for amortization of the upfront license fee.

Conference Call Information

The quarterly conference call will be webcast live on March 5 at 1:30 P.M. PT/4:30 P.M. ET and can be accessed at http://ir.sonuspharma.com/events.cfm.  The call will be archived at the same link.  Individuals wishing to participate in the conference call should dial 800-240-4186 or 303-262-2138 for international calls.  A telephone replay will be available on March 5 at 3:30 P.M. PT/6:30 P.M. ET for one week at 800-405-2236 or 303-590-3000 for international calls; Passcode: 11109351.

About Sonus Pharmaceuticals

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and ease of use. Sonus moved an oncology product candidate, SN2310, into a Phase 1 clinical trial in September 2006. For additional information on Sonus, including past news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2006 and subsequent Quarterly Reports on Form 10-Q, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Phase 1 clinical trial for SN2310 will not be successful; risks that our discovery efforts will not produce commercially viable product candidates and that preclinical studies may not be indicative of results in humans; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities; and risks that external strategic initiatives may not be available on acceptable terms, or even if available, may not be consummated.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Collaboration revenue from Bayer Schering Pharma AG	$7,730	$5,893	$20,131	$22,392
Operating expenses:
Research and development	3,886	11,364	27,147	40,795
General and administrative	2,307	2,232	8,219	7,883
Total operating expenses	6,193	13,596	35,366	48,678
Operating income (loss)	1,537	(7,703)	(15,235)	(26,286)
Other income, net	396	690	2,172	2,735
Net Income (loss)	$1,933	$(7,013)	$(13,063)	$(23,551)

Net income (loss) per share:
Basic and Diluted	$0.05	$(0.19)	$(0.35)	$(0.68)

Shares used in calculation:
Basic and Diluted	36,975	36,811	36,909	34,730

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
Assets:
Cash, cash equivalents and marketable securities	$34,199	$58,278
Accounts receivable from Bayer Schering Pharma AG	—	8,044
Interest receivable	456	79
Other current assets	576	445
Property and equipment, net	9,578	1,186
Other assets	440	461
Total assets	$45,249	$68,493

Liabilities and stockholders’ equity:
Accounts payable	$1,462	$898
Accrued expenses	4,142	11,928
Accounts payable to Bayer Schering Pharma AG	—	1,473
Deferred revenue from Bayer Schering Pharma AG	—	11,087
Deferred rent	7,741	—
Other liabilities	—	65
Stockholders’ equity	31,904	43,042
Total liabilities and stockholders’ equity	$45,249	$68,493